Exhibit 10.11

TROVAGENE SUBLICENSE AGREEMENT FOR NPM1 TESTING
WITH FAIRVIEW HEALTH SERVICES
FV CONTRACT # FV2011-152

THIS SUBLICENSE AGREEMENT (“Agreement”) effective as of 7-20-2011 (the “Effective Date”) is by and between TROVAGENE Inc, a Delaware corporation having its principal office at 11055 Flintkote Ave, Suite B, San Diego, CA 92121 (“TROVAGENE”), and Fairview Health Services, a fully integrated health care company that is a Minnesota nonprofit corporation which is tax-exempt under federal law (“Company” or “Fairview”), located at 2450 Riverside Avenue, Minneapolis, MN 55454.

WITNESSETH:

WHEREAS, TROVAGENE is the exclusive licensee of the Patent Rights (as defined below) relating to the Field (as defined below) under the Exclusive License Agreement (as defined below) and is willing to grant to Fairview a royalty-bearing Sublicense (as defined below) in the Territory to use such Patent Rights in the Field on the terms and conditions set forth herein;

WHEREAS, Fairview desires to obtain the Sublicense described above on the terms and conditions set forth herein; and

WHEREAS, TROVAGENE is willing to grant Fairview such Sublicense under the Patent Rights on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1. DEFINITIONS

1.1                                 “Affiliate(s)” shall mean any corporation or other business entity which controls, is controlled by, or is under common control with a party to this Agreement, “control” meaning the ownership, direct or indirect, of fifty percent (50%) or more of the voting stock or analogous interest in such corporation or other business entity.

1.2                                 “Exclusive License Agreement” shall mean the exclusive license agreement dated May 2006 (and any amendments thereto) by and between TROVAGENE on the one hand, and Brunagelo Falini and Cristina Mecucci (jointly “Original Licensor”) on the other hand.

1.3                                 “Field” shall mean Laboratory Services for testing nucleophosmin protein (“NPM1”) nucleic acid mutations, including the monitoring of minimal residual disease, in all human sample specimens. For avoidance of doubt, the Field strictly includes molecular testing.

1.4                                 “Laboratory Services” shall mean all reference laboratory services for which Fairview invoices third parties, receives compensation or earns revenue, related to any and all

NPM 1 nucleic acid analysis, or part thereof, offered to any non-Affiliate third parties under the Granted Rights as defined in Section 2.1, performed by Fairview or by Fairview authorized or subcontracted reference laboratories in the Territory, which services that when offered, used, performed or commercialized or marketed in the Territory would infringe on any Valid Claim of the Patent Rights absent the Sublicense herein granted.

1.5                                 “Net Revenues” shall mean the gross amount received by Fairview or its Affiliate(s) for the Laboratory Services sold by Fairview or its Affiliate(s) pursuant to the Granted Rights as defined in Section 2.1 hereunder to non-Affiliate third parties less the sum of the following:

(a)                                  volume formulary or other discounts allowed in amounts customary in the trade;

(b)                                 sale and/or use taxes, duties and any other governmental charges directly imposed and with reference to particular sales;

(c)                                  amounts allowed or credited on returns;

(d)                                 transport and insurance charges, if separately itemized on the invoice and paid by the customer.

No deductions shall be made for commissions paid to individuals whether they are with independent sales agents or regularly employed by Fairview and its Affiliate(s) and on their payroll, or for cost of collections. The Laboratory Services shall be considered “Sold” when billed out or invoiced.

1.6                                 “Patent Rights” shall mean Patent Application PCT/lT 2005/000634 filed October 28, 2005 entitled “Nucleophosmin protein (NPM) mutants, corresponding gene sequences and uses thereof ” (published as WO 2006/046270), subject to the rights granted by Original Licensor to TROVAGENE pursuant to the Exclusive License Agreement, as limited by this Agreement.

1.7                                 “Term” shall mean from the Effective Date until the expiration or abandonment of all the Patent Rights, and subject to the termination rights set forth in Article 7.

1.8                                 “Territory” shall mean within the State of Minnesota, United States of America, for Laboratory Services.

1.9                                 “Valid Claim” shall mean a claim of an unexpired patent of the Patent Rights that has neither been withdrawn, canceled, or disclaimed, nor held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision.

ARTICLE 2. GRANT OF RIGHTS

2.1                                 TROVAGENE hereby grants to Fairview and Fairview Affiliates, subject to all the terns and conditions of this Agreement a non-exclusive, royalty-bearing Sublicense under the Patient Rights in the Territory in the Field during the Term (“ Granted Rights”). “Sublicense” as used herein means a license to use the Patent Rights to i) make, have made, use, offer to sell, sell and market the Laboratory Services in the Field and in the Territory. Fairview shall have no right to further sublicense. Notwithstanding anything to the contrary contained in this Sublicense Agreement, Fairview and Fairview Affiliates as part of the Granted Rights shall be able to use the Patent Rights to perform the Laboratory Services within the Territory, on any and all samples provided to it for testing or for any other purposes consistent with this Agreement, from anywhere in the World.

2.2                                 Fairview shall have no right during the Term to make, have made, offer to sell, sell and market Products in the Field or use Patent Rights in any way for development and commercialization of therapeutic products other than under the rights granted pursuant to Article 2.1. For avoidance of doubt, Fairview shall not have the right under this license to offer to sell, sell and market any test kits or components thereof to any third parties.

ARTICLE 3. DUE DILIGENCE

3.1                                 Fairview shall provide TROVAGENE with sales and status reports and payments within thirty (30) days following the close of each calendar quarter as defined delivery beginning with the calendar year in which the first Net Revenues from Laboratory Services are Sold.

ARTICLE 4. PAYMENTS

4.1                                 In consideration for the Granted Rights provided to Fairview, Fairview shall pay to TROVAGENE during the Term a royalty of ten percent (10%) of Net Revenues. Royalty payments will commence on sale of the first Laboratory Service after signing of the Agreement and shall be payable quarterly. If no actual royalties are due for any quarter, Fairview shall so report.

4.2                                 Fairview shall pay to TROVAGENE an initial licensing fee of $10,000 USD within thirty (30) days following the Effective Date of this Agreement.

4.3                                 Starting from the date of the first sale of Laboratory Services in the Territory after signing of the Agreement, the royalties due to TROVAGENE from Fairview under Section 4.1 hereof, in the aggregate, shall equal or exceed one thousand ($1,000) for each calendar year. Within thirty (30) days from the end of the fourth (4th) quarter of each and every calendar year from the date of first sale in the Territory during the Term, Fairview shall perform an accounting and will report in writing to TROVAGENE the sum of actual royalties paid against Net Revenues in the Territory for said calendar year as required in 4.1 above and, if the actual royalties paid for said calendar year pursuant to said report are less than the minimum royalty due pursuant to 4.3, Fairview will pay the difference between the sum of the actual royalties paid in the Territory and the annual minimum royalty amount. Said payment due to TROVAGENE will be payable no later than the immediately following January 31st. For the avoidance of doubt, in calendar 2011, the royalties due under this section 4.3 shall be payable for the third and fourth quarters of

2011 and not for the first and second quarters of 2011. The minimum royalty shall equal five hundred ($500) for the remaining quarters of 2011.

ARTICLE 5. REPORTS AND RECORDS

5.1                                 Fairview shall maintain and cause its Affiliate(s) to maintain true, accurate and complete books of account, records and files containing an accurate record of all data reasonably necessary for the full computation and verification of sales and the determination of the amounts payable under Article 4 hereof for a period of at least five (5) years following the period of each report required by Section 5.2 below.

5.2                                 After the first commercial sale of the Laboratory Services, Fairview shall deliver to TROVAGENE within thirty (30) days following each calendar quarter true and accurate reports, giving such particulars of the business conducted by Fairview and its Affiliate(s) during the preceding quarter under this Agreement as shall be pertinent to a royalty accounting hereunder regarding the Granted Rights pursuant to Section 2.1. These reports shall include at least the following:

(a)                                  number of the Laboratory Services sold by Fairview and its Affiliate(s) and paid by customers;

(b)                                 total revenues received from customers for the Laboratory Services sold by Fairview and its Affiliate(s);

(c)                                  deductions applicable as provided in Section 1.5;

(d)                                 total royalties due.

5.3                                 Said books and records shall be kept at Fairview’s and/or its Affiliate(s) principal place of business and shall be in accordance with generally accepted accounting principles, consistently applied. Said books and records, to the extent not previously audited, shall be available for inspection and copying by an independent certified public accountant selected by TROVAGENE and reasonably acceptable to Fairview and/or its Affiliate(s), upon thirty (30) business days advance notice and during regular business hours, and upon signing reasonable documentation to insure the privacy of any and all patient related information, in order to enable TROVAGENE to ascertain the correctness of any report and/or payment made under this Agreement. TROVAGENE shall pay the fees and expenses of the accountant engaged to perform the audit, unless such audit reveals an underpayment of five percent (5%) or more for the period examined, in which case Fairview shall pay all reasonable costs and expenses incurred by TROVAGENE in the course of making such determination, including, without limitation, the fees and expenses of the accountant and attorney’s fees if any incurred to enforce TROVAGENE rights. Audits should be no more than twice a year, preferably no more often than once each year. It should be scheduled during normal business hours and the audit should not interfere with operations of Fairview or the department. The auditors should be subject to Fairview’s policies while on Fairview’s premises so long as said policies do not interfere with the timely completion of the audit. Fairview should also require that

TROVAGENE should be responsible for the auditor’s actions while on Fairview’s premises. Fairview shall have present a Fairview employee to monitor the audit, and also shall have the right to review, and contest, if applicable the audit results. If Fairview disputes the audit results then the parties shall designate a manager or above to meet and try to resolve the issue, and if the issue is not resolved at that level then the parties may escalate the dispute to the Vice President or higher or opt to arbitrate the issue. If the dispute is resolved by the parties and it is determined that the underpayment is less than 5%, then each party shall bear its own costs.

ARTICLE 6. PATENT PROSECUTION; INFRINGEMENT

6.1                                 The prosecution, filing and maintenance of the Patent Rights in the Territory shall be managed by TROVAGENE.

6.2                                 TROVAGENE hereby undertakes to notify Fairview promptly should the Patent Rights lapse for failing to meet a deadline, should the Original Licensor and/or TROVAGENE decide to stop pursuing the Patent Rights or should the Patent Rights not be allowed by the US Patent Office for any reason.

6.3                                 Fairview agrees to provide TROVAGENE with prompt written notice after becoming aware of any infringement of any of the Patent Rights or New Inventions in the Field and of any available evidence thereof.

ARTICLE 7. TERM AND TERMINATION

7.1                                 Should Fairview fail to pay TROVAGENE any amounts due hereunder, TROVAGENE shall have the right to terminate this Agreement on thirty (30) days prior written notice, unless Fairview shall pay TROVAGENE within said thirty (30) day period such delinquent amounts and interest within said period. If Fairview in good faith disputes the payment amount or any portion thereof then TROVAGENE cannot terminate the agreement until the dispute is resolved and Fairview does not pay the amount determined to be due and owing within thirty (30) business days.

7.2                                 Fairview shall have the right to terminate this Agreement and all rights, privileges and the Sublicense granted hereunder at any time upon ninety (90) days prior written notice to TROVAGENE. Should Fairview elect to terminate this Agreement, Fairview will report and pay within thirty (30) days of the termination date all outstanding royalties or payments due as defined in Section 4 and shall have no right to reclaim any royalty or fee payments previously made under this Sublicense.

7.3                                 Upon any breach or default of this Agreement by either party, including without limitation Fairview’s material failure to comply with Section 3 hereof, the other party shall have the right to terminate this Agreement upon thirty (30) days written notice to the breaching/defaulting party. Such termination shall become effective immediately at the conclusion of such notice period unless the breaching/defaulting party shall have cured any such breach or default prior to the expiration of said thirty (30) day period.

7.4                                 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. The provisions of Articles 4 (with respect to any payments outstanding as of the termination date), 5,6,7,8,9,10,11,13,15,18,20 and 25, shall survive the expiration or any earlier termination of this Agreement.

ARTICLE 8. INDEMNIFICATION

8.1                                 TROVAGENE agrees to indemnify, hold harmless and defend Fairview, its Affiliates, agents and employees from and against any and all liabilities, losses, damages, costs, fees and expenses, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”) arising out of suits, claims, actions, or demands, brought or made by a third party (“Third Party Claim”) against Fairview, its Affiliates, agents and employees, based on breach of TROVAGENE’s warranties under Article 9 below, except to the extent such Losses or Third Party Claims result from the negligence or wilful misconduct of Fairview or a breach of Fairview’s warranties under Article 9 below.

TROVAGENE shall in addition to the foregoing indemnify, hold harmless and defend Fairview, its Affiliates, agents and employees from and against any and all liabilities, losses, damages, costs, fees and expenses, including reasonable legal expenses and attorneys’ fees and also including treble damages or punitive damages, if applicable (collectively, “Losses”), solely as it arises out of any claim of infringement of Patent Rights, arising out of use by Fairview of any Laboratory Services, provided that TROVAGENE is prornptly notified in writing of such claim or of the commencement of such suit or proceeding, as the case may be, and is given authority, information, and reasonable assistance for defense or settlement thereof; and provided further that Fairview shall not settle such claim, suit or proceeding nor incur any cost or expense without the prior written consent of TROVAGENE, such consent not to be unreasonably withheld. Furthermore, in the event Fairview is enjoined from using the Patent Rights TROVAGENE shall: (i) secure a license of the Patent Rights that allows Fairview to continue to use the Patent Rights under the sublicense; (ii) shall modify the Patent Rights so that they become non-infringing, so long as the modification does not materially alter the operation or the performance of the Patent Rights; or (iii) replace the Patent Rights with a functionally equivalent, non-infringing item. If none of the foregoing remedies work then either the Agreement will need to be terminated or the parties will need to negotiate a revised royalty rate.

8.2                                 Fairview agrees to indemnify, hold harmless and defend TROVAGENE, its Affiliates, agents and employees from and against any and all Losses arising out of any Third Party Claims against TROVAGENE, its Affiliates, agents and employees based on (i) Fairview’S breach of Fairview’s warranties under Article 9 below, or (ii) the manufacture, use, handling, storage, sale or other disposition of Laboratory Services by Fairview, its Affiliates, agents or employees all except to the extent such Losses or Third Party Claims result from the negligence or wilful misconduct of TROVAGENE, or a breach of TROVAGENE’s warranties under Article 9 below.

ARTICLE 9. REPRESENTATIONS, WARRANTIES AND DISCLAIMERS

9.1                                 TROVAGENE represents and warrants to Fairview (i) that it has the right to sublicense the Patent Rights in Territory and that TROVAGENE has received the appropriate written authorization from the Original Licensors to enter into this Agreement, and (ii) that it has the right and power to extend the rights and the Sublicense granted herein and to perform its obligations hereunder, (iii) that this Agreement is a valid and binding agreement, enforceable in accordance with its terms, (iv) that it is not in default under the Exclusive License Agreement, and there has not occurred any event which, with a lapse of time or giving of notice, or both, would constitute such a default. There has not been any default by any party or dispute between TROVAGENE and any party under the Exclusive License Agreement, (v) as of the Effective Date, it has no actual knowledge of any conflict of any kind with any inventor(s) listed or any of the owner of the Patent Rights, which may restrict it from entering into this Agreement, granting the rights or fulfilling its obligations hereunder, (vi) as of the Effective Date, the Patent Rights are in good standing and have not lapsed for failing to meet a deadline and they have diligently been prosecuted and maintained, (vii) as of the Effective Date no person has challenged by way of a notice in writing the validity of any claim comprised within the Patent Rights, and (viii) as of the Effective Date there are no judicial, arbitral, regulatory or administrative proceedings or investigations, claims, actions or suits relating to the inventions disclosed in the Patent or their use, making, commercialization, practice or any other exploitation thereof pending against the Original Licensors, TROVAGENE, its Affiliates or any of TROVAGENE’ sublicensees in any court or by or before any governmental body or agency and, to the best of TROVAGENE’ knowledge, no such judicial, arbitral, regulatory or administrative proceedings or investigations, actions or suits have been threatened against the Original Licensors, TROVAGENE, its Affiliates or any of TROVAGENE’ sublicensees.

9.2                                 Fairview hereby represents and warrants to TROVAGENE that it has the right and power to enter into this Agreement and to perform its obligations, and that this Agreement is a valid and binding agreement, enforceable in accordance with its terms. Fairview agrees that it shall comply and cause its Affiliate(s) to comply with all applicable local laws and regulations in Territory relating to the design, sale, use, delivery in commerce and promotion of the Laboratory Services.

9.3                                 TROVAGENE represents and warrants that it is not aware of any legal deficiencies of the patent licensed hereunder. It particularly represents and warrants that it is not aware of any third party’s prior use rights, or of a dependency of the licensed patent on third party’s patents. However, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 9, TROVAGENE MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PATENT RIGHT, TRADEMARK, SOFTWARE, NON-PUBLIC OR OTHER INFORMATION, OR TANGIBLE RESEARCH PROPERTY, LICENSED OR OTHERWISE PROVIDED TO SUBLICENSEE HEREUNDER AND HEREBY DISCLAIMS THE SAME. TROVAGENE DOES NOT WARRANT THE VALIDITY OF THE PATENT RIGHTS SUBLICENSED HEREUNDER AND MAKES NO REPRESENTATION WHATSOEVER

WITH REGARD TO THE SCOPE OF THE SUBLICENSED PATENT RIGHTS OR THAT SUCH PATENT RIGHTS MAY BE EXPLOITED BY SUBLICENSEE OR ITS AFFILIATE(S) WITHOUT INFRINGING ON OTHER PATENTS.

9.4                                 EXCEPT AS SET FORTH BELOW, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY OR ANY THIRD PARTY TO WHOM LICENSED SERVICES ARE RENDERED PURSUANT TO SECTION 2.1, IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY LOSS, DAMAGE, COST OR EXPENSE OF AN INDIRECT OR CONSEQUENTIAL NATURE (INCLUDING ANY ECONOMIC LOSS OR OTHER LOSS OF TURNOVER, PROFITS, BUSINESS OR GOODWILL) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER OF THIS AGREEMENT.

THIS SECTION 9.4 SHALL NOT APPLY TO ANY DAMAGES ARISING OUT OF (a) SECTION 8 INDEMNIFICATION, (B) ARTICLE 9, (C) ARTICLE 13 CONFIDENTIALITY, (E) MATERIAL BREACH OF ANY OTHER OBLIGATION, REPRESENTATION, WARRANTY BY TROVAGENE UNDER THIS AGREEMENT, OR ACTION, INACTIONS OR MISREPRESENTATIONS OF TROVAGENE AND (F) GROSS NEGLIGENCE AND/OR WILLFUL MISCONDUCT OF A PARTY’S EMPLOYEES OR AGENTS.

ARTICLE 10. NOTICE

10.1                           Any consent, notice or report required or permitted to be given or made under this Agreement shall be in writing, delivered (i) by certified or registered mail (postage prepaid, return receipt requested), (ii) by facsimile (and promptly confirmed by personal delivery, courier or next business day service of a nationally recognized courier service of good repute), (iii) by a next business day service of a nationally recognized courier service of good repute (with evidence of delivery) or (iv) by courier (postage prepaid and signature required), and in any case addressed to the other party at its address set forth in this Article 10, and shall be effective upon receipt by the addressee.

10.2                           Reports, notices and other communication from SUB to TROVAGENE as provided hereunder shall be sent to:

TROVAGENE, Inc.
Attention:	CEO
11055 Flintkote Ave., Suite B
San Diego, CA 92121
USA

With a copy to:
Ivor Elrifi
MINTZ LEVIN
666 Third Avenue
New York, NY 10017

or to such other individual or address as shall hereafter be furnished by written notice to Fairview in accordance with this Article 10.

Reports, notices and other communications from TROVAGENE to SUB as provided hereunder shall be sent to:

Company Name
Attention:	Karin Libby
Director of Laboratory Operations
University of Minnesota Medical Center, Fairview
University of Minnesota Amplatz Children’s Hospital
MMC # 198
420 Delaware St. SE
Minneapolis, MN 55455

With a copy to:
Michele Gregor
Fairview Health Services
400 Stinson Blvd.
Minneapolis, MN 55413

or to such other individual or address as shall hereafter be furnished by written notice to TROVAGENE in accordance with this Article 10.

ARTICLE 11. DISPUTE RESOLUTION

11.1.                        Any dispute, controversy or claim arising under, out of or relating to this contract and any subsequent amendments of this contract, including, without limitation, its formation, validity, binding effect, interpretation, performance, breach or termination, as well as non-contractual claims, shall be submitted to mediation in accordance with the World Intellectual Property Organization (“WIPO”) Mediation Rules. The place of mediation shall be Minneapolis, MN. The language to be used in the mediation shall be English.

11.2                           If, and to the extent that, any such dispute, controversy or claim has not been settled pursuant to the mediation within 60 days of the commencement of the mediation, it shall, upon the filing of a Request for Arbitration by either party, be referred to and finally determined by arbitration in accordance with the WIPO Expedited Arbitration Rules. Alternatively, if, before the expiration of the said period of 60 days, either party fails to participate or to continue to participate in the mediation, the dispute, controversy or claim shall, upon the filing of a Request for Arbitration by the other party, be referred to and finally determined by arbitration in accordance with the WIPO Expedited Arbitration Rules. The place of arbitration shall be Minnesota, MN. The language to be used in the arbitral proceedings shall be English. The dispute, controversy or claim referred to arbitration shall be decided in accordance with the laws of Minnesota, MN.

11.3                           Notwithstanding the foregoing, nothing in this Article be construed to waive any rights or timely performance of any obligations existing under this Agreement.

ARTICLE 12. RESTRICTION ON USE OF NAME

12.1                           Fairview shall neither use nor cause its Affiliate(s) to use the name of TROVAGENE, its directors, officers, trustees, Affiliate(s), employees, or any adaptations thereof, in any advertising, promotion or sale literature without the prior written consent of TROVAGENE. With respect to reports to public agencies that are required by law, Fairview shall provide TROVAGENE with a reasonable opportunity to review the use of its name in such reports reasonably in advance of submission.

12.2                           Fairview shall neither disclose nor cause its Affiliate(s) to disclose this Agreement or any of the terms or conditions of this Agreement to any third party without the prior written consent of TROVAGENE except to announce that Fairview and its Affiliates are licensed to lawfully accept and test NPM1 samples, and to the extent required to comply with applicable laws or regulations; provided that, Fairview delivers prior written notice to TROVAGENE of any disclosure required by applicable laws or regulations and takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure.

ARTICLE 13. CONFIDENTIALITY

13.1                          During the term of this Agreement, each party (the “disclosing party”) may communicate to the other party (the “receiving party”) information which it considers to be confidential (“Confidential Information”). All Confidential Information shall be specifically designated as confidential. Such Confidential information may include, without limitation, trade secrets, know-how, inventions, technical data or specifications, testing methods, business or financial information, research and development activities, product and marketing plans, and customer and supplier information. Confidential Information that is disclosed orally or visually shall be documented in a written notice prepared by the disclosing party and delivered to the receiving party within thirty (30) days of the date of disclosure; such notice shall summarize the Confidential Information disclosed to the receiving party and reference to the time and place of disclosure.

13.2                           The receiving party agrees that it shall: (a) maintain all Confidential Information in strict confidence, except that the receiving party may disclose or permit the disclosure of any Confidential Information to its directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information for the purpose set forth in this Agreement; (b) use all Confidential Information solely for the purpose set forth in this Agreement; and (c) allow its directors, officers, employees, consultants, and advisors to reproduce the Confidential Information only to the extent necessary to effect the purposes set forth in this Agreement, with all such reproductions being considered Confidential Information.

13.3                           The obligations of the receiving party under Section 13.2 above shall not apply to the extent that the receiving party can demonstrate that certain Confidential Information: (a) was in the public domain prior to the time of its disclosure under this Agreement; (b)

entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the receiving party; (c) was independently developed or discovered by receiving party without use of the Confidential Information; (d) is or was disclosed to the receiving party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the disclosing party and having no obligation of confidentiality with respect to such Confidential Information; or (e) is required to be disclosed to comply with application laws or regulation, or with a court or administrative order, provided that, the disclosing party receives prior written notice of such disclosure and that the receiving party takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure.

13.4.                   The obligations set forth in this Article 13 shall remain in effect for a period of five (5) years after the expiration or the earlier termination of this Agreement.

ARTICLE 14. PATENT MARKING

14.                                 If required by laws or regulations, Fairview agrees to mark any Laboratory Services, reports, testing results, promotional material, technical literature and the like with all applicable patent numbers, and where appropriate, to indicate “Patent Pending” status in accordance with each applicable country’s patent laws.

ARTICLE 15. INDEPENDENT CONTRACTOR

15.                                 For the purpose of this Agreement and all services to be provided hereunder, both parties shall be, and shall be deemed to be, independent contractors and not agents or employees of the other. Neither party shall have authority to make any statements, representations or commitments of any kind, or to take any action, that will be binding on the other party.

ARTICLE 16. SEVERABILITY

16.                                 If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.

ARTICLE 17. NON-ASSIGNABILITY

17.                                 Neither this Agreement nor any license granted under this Agreement shall be assignable by Fairview without the express prior written consent of TROVAGENE. Any attempted assignment without such consent shall be void.

ARTICLE 18. ENTIRE AGREEMENT

18.                                      This Agreement constitutes the entire agreement between the parties with respect to the subject matter and supersedes any prior agreements and understandings between the parties relating to the subject matter hereof. No verbal agreement, conversation or representation between any officers, agents or employees of the parties hereto either before or after the execution of this Agreement shall affect or modify any of the terms or obligations herein contained.

ARTICLE 19. MODIFICATIONS IN WRITING

19.                                      No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by a duly authorized representative of each party.

ARTICLE 20. GOVERNING LAW

20.                                      The validity and interpretation of this Agreement and the legal reactions of the parties to it shall be governed by the laws of Minnesota, USA, without regard to the conflict of laws provisions thereunder, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

ARTICLE 21. CAPTIONS

21.                                      The captions are provided for convenience and are not to be used in construing this Agreement.

ARTICLE 22. CONSTRUCTION

22.                                      Each of the parties agrees that this Agreement is the result of mutual negotiation and therefore the language herein shall not be presumptively construed against either of them.

ARTICLE 23. COUNTERPARTS

23.                                      This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

ARTICLE 24. BINDING EFFECT

24.                                      This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

ARTICLE 25. FORCE MAJEURE

25.                                      If either party’s performance of any obligation under this Agreement is prevented, restricted, interfered with or delayed by reason of any force majeure cause such as floods, fires, riots, insurrections, explosions, other natural disasters or serious labor disputes beyond the reasonable control of the party required to perform, the party so affected, upon giving written notice and written evidence of such force majeure to the other party, shall be excused from such performance to the extent of such prevention, restriction, interference, or delay; provided that the affected party shall use its commercial reasonable efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever the force majeure is removed. Any such force majeure shall not excuse any monetary failure or late payment obligation.

[The signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the date first above written.

TROVAGENE, INC		FAIRVIEW HEALTH SERVICES

By:	/s/ Dr. Andreas Braun	By:	/s/ LeAnn R. Born

Name:	Dr. Andreas Braun	Name:	LeAnn R. Born

Title:	Acting Pres. & CEO	Title:	V P Supply Chain

/s/ Daniel M. Fromm

Daniel M. Fromm

CFO

7-13-2011